EXHIBIT 10(C)(8)

                                    AGREEMENT


         This Agreement made this 31st day of July, 1999, between Bernard Kalish ("Kalish") and Lawson Products, Inc., a Delaware corporation ("Company") at Des Plaines Illinois.

         The Company desires to accept the proposal for part-time employment effective with the close of business on July 31, 1999, on the terms, conditions and in accordance with the provisions as set forth herein. Kalish has since February 1, 1956, served the Company in various capacities including, but not limited to Director, corporate officer, Chairman of the Board, and Chief Executive Officer, and has been directly involved in the creation, acquisition and operation of many aspects of the business of the Company and of its subsidiaries within the United Sates and in foreign countries.

         In consideration of the premises hereof and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

         1. Effective August 1, 1999 ("Resignation Date"), Kalish will relinquish his duties and responsibilities and resign from the offices of Chairman of the Board and Chief Executive Officer of Lawson Products, Inc. (Delaware), as a member of the Executive Committee of Lawson Products, Inc. (Delaware), and as an officer of those of its subsidiaries of which he is an officer and as a director of those subsidiaries of which he is a director. Kalish will continue to serve as a member of the Board of Directors of Company until otherwise determined by himself, the Board of Directors or the shareholders of Company. Kalish will remain, during the Salary Continuation Period (defined below), a part-time employee of Company to be available at the request of its Chairman not to exceed twenty (20) hours during any calendar month, subject to his availability.

         2. Salary. Kalish will be paid $1,491,000 as compensation over a period of three years, from August 1, 1999 until July 31, 2002 (Salary Continuation Period), subject to normal withholdings and deductions as required by law.

         3. Health Insurance. During the Salary Continuation Period, Kalish shall be entitled to continue his participation in the group health insurance program under which he was covered immediately prior to the Resignation Date if in effect and if not, he may participate in any such plan then in effect in accordance with its terms: provided, however, that to continue his participation in any such program, Kalish shall be responsible throughout the Salary Continuation Period for paying the same monthly premiums and costs as he would otherwise have been responsible for had he remained in Lawson's employ during such period.

         4. Medicare Coverage. On August 2, 2002, Kalish will become Medicare eligible and all coverage under the Company's medical plan (as may be in force from time to time) will cease. Effective that date, Kalish will have the option of enrolling in the Medicare Supplement and Prescription Plan as may then be in effect and in accordance with its terms. If Kalish enrolls in the Medicare Supplement and Prescription Plan, Kalish will pay the premium cost to the insurance company as long as he participates in the Plan.

         5. Dental Insurance. During the Salary Continuation Period, Kalish shall be entitled to continue his participation in the dental insurance program under which he was covered immediately prior to the Resignation Date if in effect and if not, he may participate in any such plan then in effect in accordance with its terms; provided however, that to continue his participation in such program, Kalish shall be responsible throughout the Salary Continuation Period for paying the same monthly premiums and costs as he would otherwise have been responsible for had he remained in the Company's employ during such period.

         6. Retiree Spouse Coverage. During the Salary Continuation Period, Kalish's spouse will be permitted to participate in the health and dental insurance programs under which she was covered immediately prior to Kalish's Resignation Date if in effect and if not, in any such programs as may then be in effect in accordance with the terms of any such plan. On the date Kalish reaches the age of 65 and is Medicare eligible, his spouse, if not yet 65, will be entitled to participate in continued coverage of any such plan then in effect, if any, until the earlier of (a) the expiration of a period of five (5) years or
(b) until she attains the age if 65. The Company will contribute its portion (as provided in such program then in effect, if any) of the cost of the premium at the rate in effect at the time coverage is elected. Kalish will have the election of adding his spouse to the Medicare supplement insurance, at his cost, when his spouse attains the age of sixty-five (65) to the extent permitted by such insurance, if any.

         7. Executive Deferral Plan. During the Salary Continuation Period, Kalish may continue, at his election, to remain a participant in the Company's Executive Salary Deferral Plan. If Kalish elects not to continue as a plan participant during the Salary Continuation Period, the distribution of benefits will begin at the time of such election; otherwise, the distribution of benefits will commence after August 1, 2002 in accordance the payment options permitted by the Plan as they may exist at such time.

         8. Profit Sharing. From and after August 1, 1999, Kalish will not be considered an active plan participant for any purpose and any amounts remaining in his Profit Sharing Plan Account will be treated as provided in the Profit Sharing Plan, as amended from time to time. Distributions of funds from Kalish's Profit Sharing Plan Account shall be in conformance with IRS regulations and the provisions of the Profit Sharing Plan, as amended from time to time.

         9. Life Insurance. Subject to the last sentence of this paragraph, during the Salary Continuation Period, Kalish will be entitled to the Company paid Life Insurance benefit of $50,000 and the Travel & Accident Insurance benefit of $300,000 limited to the extent such benefits are offered by the Company from time to time. Additionally and subject to the last sentence of this paragraph, Kalish may continue participation in the Supplemental Life Insurance and Spouse Life Insurance benefit programs limited to the extent such benefits are offered by the Company from time to time. Kalish shall be responsible throughout the Salary Continuation Period for paying the same monthly premiums for himself and his wife as he would otherwise have been responsible for had he remained in the Company's employ during such period.

         10. Executive Physical. Until the expiration of the Salary Continuation Period, Kalish will be entitled to the Company paid Executive Physical, annually until August 1, 2002.

         11. This Agreement supersedes that certain Employment Agreement between Kalish and Lawson Products, Inc. and is intended to survive any management change or any sale or divestiture of the Company.

         12. Any stock options Kalish has through the Lawson Products, Inc., Incentive Stock Option Plan shall be administered in accordance with the terms of Stock Option Plan.

LAWSON PRODUCTS, INC.
A Delaware corporation

By:
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                                              Bernard Kalish
Its:
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